Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Epolin, Inc.

at

$0.22 Per Share of Common Stock

by

POLYMATHES ACQUISITION I INC.

a wholly owned subsidiary of

POLYMATHES HOLDINGS I LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, AT THE END OF JUNE 12 UNLESS THE OFFER IS EXTENDED.

This Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 14, 2012, among Polymathes Holdings I Inc., a New Jersey Corporation (“Parent”), Polymathes Acquisition I Inc., a New Jersey Corporation (“Purchaser”), and Epolin, Inc., a New Jersey Corporation (“Epolin”).

The board of directors of Epolin has unanimously (i) determined that the Offer and the Merger (each as defined herein) are advisable, fair to and in the best interests of Epolin and its stockholders; (ii) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and (iii) recommend that Epolin stockholders accept the Offer and tender their shares of Epolin Common Stock, no par value per share (the “Shares”), in the Offer and, if required by applicable law, vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) that number of shares which, when added to any shares owned by Purchaser and Parent, or with respect to which Purchaser and Parent have, directly or indirectly, voting power, represents at least fifty-one percent (51%) of the then issued and outstanding Shares (on a fully diluted basis).  The Offer is also conditioned upon the satisfaction of other conditions set forth in Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

Questions and requests for assistance may be directed to Epolin, Inc. by calling (888) 777-1188.  Stockholders of Epolin, Inc. may obtain additional copies of this Offer to Purchase, the Letter of Transmittal (the “Letter of Transmittal”), the Notice of Guaranteed Delivery or any other tender materials from the Depositary and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.

May 8, 2012

i

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares must:

1.	For Shares that are registered in such stockholder’s name and held as physical certificates:

a.	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

b.	have such stockholder’s signature on the Letter of Transmittal guaranteed if required by the Instructions to the Letter of Transmittal; and

c.
mail or deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to Securities Transfer Corporation (the “Depositary”) at one of its addresses set forth in the Letter of Transmittal.

2.	For Shares that are registered in such stockholder’s name and held in book-entry form:

a.
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase);

b.	if using the Letter of Transmittal, have such stockholder’s signature on the Letter of Transmittal guaranteed if required by the Instructions to the Letter of Transmittal;

c.
deliver an Agent’s Message or the Letter Transmittal, together with any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses set forth in the Letter of Transmittal; and

d.	transfer the Shares through book-entry transfer into the Depositary’s account.

3.
For Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee, contact such broker, dealer, bank, trust company or other nominee and request that such broker, dealer, bank, trust company or other nominee tender the Shares to us before the expiration of the Offer.

The Letter of Transmittal, the certificates for the Shares and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 5:00 PM, New York City time, at the end of June 12, 2012, unless extended), unless the procedures for guaranteed delivery described in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase are followed.

TABLE OF CONTENTS

SUMMARY TERM SHEET

INTRODUCTION

THE TENDER OFFER

1. Terms of the Offer

2. Procedures for Tendering Shares

3. Withdrawal Rights

4. Acceptance for Payment and Payment

5. Material U.S. Federal Income Tax Consequences of the Offer and the Merger

6. Price Range of the Shares; Dividends on the Shares

7. Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

8. Certain Information Concerning Epolin, Inc.

9. Certain Information Concerning Parent and Purchaser

10. Source and Amount of Funds

11. Contacts and Transactions with Epolin, Inc.; Background of Offer

12. Purposes of the Offer, the Merger Agreement; Plans for Epolin, Inc.

13. Dividends and Distributions

14. Certain Conditions of the Offer

15. Certain Legal Matters

16. Fees and Expenses

17. Miscellaneous

ANNEX I

ANNEX II

Summary Term Sheet

Securities Sought: All outstanding shares of common stock, no par value (the “Shares”), of Epolin, Inc.

Price Offered Per Share: $0.22 per Share in cash, without interest, less applicable withholding taxes

Scheduled Expiration Date: 5:00 PM, New York City time, at the end of June 12, 2012

Purchaser: Polymathes Acquisition I Inc., a direct wholly owned subsidiary of Polymathes Holdings I LLC.

Epolin Board Recommendation: The board of directors of Epolin unanimously recommends that you tender your Shares into the Offer.

The following are some of the questions that you, as a stockholder of Epolin, Inc. (“Epolin”), may have and answers to those questions as well as references to where in this Offer to Purchase you might find additional information.  We urge you to carefully read the remainder of this Offer to Purchase, the Letter of Transmittal and the other documents to which we have referred because the information in this Summary Term Sheet is not complete.  Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.  In this Summary Term Sheet, unless the context otherwise requires, the terms “we”, “our” and “us” refer to Polymathes Acquisition I Inc.

Who is offering to buy my Epolin Shares?

Our name is Polymathes Acquisition I Inc. (“Purchaser”).  We are a direct, wholly owned subsidiary of Polymathes Holdings I LLC, a New Jersey limited liability company (“Parent”).  We are a New Jersey corporation formed for the purpose of acquiring all of the outstanding Shares of Epolin.  See the “Introduction” and Section 9 “Certain Information Concerning Parent and Purchaser” of this Offer to Purchase.

What are the classes and amounts of Epolin securities that you are offering to purchase in the Offer?

We are seeking to acquire all issued and outstanding Shares.

How much are you offering to pay?

We are to pay $0.22, in cash and without interest, for each outstanding Share (such price or any higher price per Share that may be paid pursuant to the Offer is referred to in this Offer to Purchase as the “Offer Price”), less any applicable withholding taxes.

Will I have to pay any fees, commissions or transfer taxes?

You are responsible for paying any fees or expenses you incur in tendering your Shares in the Offer.  If you are record owner of your Shares and you tender your Shares to the depositary for the Offer, Securities Transfer Corporation (the “Depositary”), you will not have to pay brokerage fees or similar expenses.  If you own Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so.  You should consult your broker or nominee to determine whether any charges will apply.  You may be required to pay transfer taxes under certain circumstances described in the Letter of Transmittal.  See the “Introduction” of this Offer to Purchase.

Do you have the financial resources to make payment?

Polymathes Holdings I LLC will provide us with sufficient funds to purchase all of the outstanding Shares that are validly tendered and to pay our related fees and expenses.  Polymathes Holdings I LLC has secured a commitment letter for a senior unsecured term loan in an aggregate amount not to exceed $2.75 million, which may be used to pay for a portion of the Shares that are validly tendered and our related fees and expenses.  See Section 10 “Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender in the Offer?

No.  Our financial condition is not relevant to your decision to tender your Shares in the Offer because:

•	the Offer is for all of the outstanding Shares of Epolin, Inc., and we will purchase such Shares solely for cash; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same price through a second-step merger.

See Section 10 “Source and Amount of Funds” of this Offer to Purchase.

Will the Offer be followed by a second-step merger if all the Shares are not tendered in the Offer?

If the Offer is completed and the other conditions to the merger are satisfied or waived, we will merge with and into Epolin, Inc. (the “Merger”) upon the vote of Epolin, Inc.’s stockholders (if such a vote is required by law).  If the Merger takes place Polymathes Holdings I LLC will own all of the Shares of Epolin, Inc. and, subject to appraisal rights under applicable law, all Epolin, Inc. stockholders who did not tender their Shares will receive the Offer Price upon consummation of the Merger.  There are no appraisal rights available in connection with the Offer, but stockholders who have not sold their Shares in the Offer would have appraisal rights in connection with the Merger under New Jersey law if these rights are perfected.  See the “Introduction” of this Offer to Purchase.  See also Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Epolin, Inc.” of this Offer to Purchase for a description of the conditions of the Merger and a summary of appraisal rights under New Jersey law.  For additional information regarding appraisal, you should review Annex II to this Offer to Purchase which contains the text of the New Jersey Business Corporation Act concerning appraisal rights.

What is the Top-Up Option and when could it be exercised?

Epolin, Inc. has granted us an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price that number of newly issued Shares (the “Top-Up Shares”) equal to 7,633,645.  The Top-Up Option may be exercised if, following the time we accept the Shares for payment in the Offer, 51% or more of the Shares outstanding (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered) will be owned by us or Polymathes Holdings I LLC.  We may exercise the Top-Up Option once at any time following the time at which we first accept any Shares for payment pursuant to the Offer.  However, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option (less the maximum number of Shares reserved for issuance with respect to all outstanding stock options, restricted stock, restricted stock units or other obligations of Epolin, Inc.) and is subject to the conditions, unless waived by Epolin, Inc., that no provision of any applicable law and no applicable order or injunction or other judgment will prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares.  See Section 12 “Purpose of the Offer; the Merger Agreement; Plans of Epolin, Inc.”

If I decide not to tender; how will the Offer affect my Shares?

If the Merger takes place, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, subject to your right to pursue appraisal under New Jersey law.  Therefore, if the Merger takes place and you do not perfect your appraisal rights, the only difference between tendering your Shares in the Offer is that you will paid earlier if you tender your Shares.  However, if the Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares.  Also, the Shares may no longer be eligible to be trade on the OTC Bulletin Board or any other securities exchange, and Epolin, Inc. may cease making filings with the Securities and Exchange Commission (the “SEC”) or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies.  See Section 7 “Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations” and Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Epolin, Inc.” of this Offer to Purchase.

v

How long do I have to tender in the Offer?

You will have until 5:00 PM, New York City time, at the end of June 12, 2012, to tender your Shares in the Offer, unless we extend the expiration of the Offer.  If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 1 “Terms of the Offer” and Section 2 “Procedures for Tendering Shares” of this Offer to Purchase.

Can the Offer be extended?

If the conditions of the Offer have not be satisfied or waived and the Merger Agreement has not yet been terminated, we may extend the Offer on one or more occasions, for additional successive periods of up to 10 business days per extension until all conditions to the Offer have been satisfied or waived.  We may also extend the Offer for an additional period of at least three business days (and one or more extensions thereof) beginning after we have purchased Shares tendered during the Offer as a “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that we are not obligated to exercise the Top-Up Option at such time.  We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.  If the conditions of the Offer have not been satisfied or waived and Epolin, Inc. has not affected a “Change of Recommendation” (as defined below), Epolin, Inc. may request that we extend the Offer for up to two successive periods of 10 business days per extension until all conditions to the Offer have been satisfied or waived.  In addition, we extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC of its applicable to the Offer.

See Section 1 “Terms of the Offer” of this Offer to Purchase.

How will I be notified if the Offer is extended?

If we extend the Offer or provide a subsequent offering period, we will inform the Depositary of that fact, and we will make a public announcement of the extension or subsequent offering period no later than 10:00 AM, New York City time, on the next business day following the scheduled expiration date of the Offer (including any extension of the Offer).  See Section 1 “Terms of the Offer” of this Offer to Purchase.

What are the most significant conditions to the Offer?

We are not obligated to purchase any Shares if:

•
immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered and not validly withdrawn, together with any Shares then owned of record by us or Polymathes Holdings I LLC, does not equal at least a majority of the Shares then outstanding on a fully diluted basis;

•	immediately prior to the expiration of the Offer, the minimum Adjusted Cash (as defined in the Merger Agreement) of Epolin, Inc. is less than $550,000; or

•	immediately prior to the expiration of the Offer, the minimum Adjusted Net Working Capital (as defined in the Merger Agreement) of Epolin, Inc. is less than $1,325,000.

The Offer is also subject to a number of other conditions.  See Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

How do I tender my Shares?

If your Shares are registered in your name and are held as physical certificates, you must:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal; and

•	mail or deliver the Letter of Transmittal, the certificates for your Shares and any other documents required by the Letter of Transmittal to the Depositary.

If your Shares are registered in your name and are held in book-entry form, you must:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an agent’s message;

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal;

•	deliver an agent’s message or the Letter of Transmittal, together with any documents required by the Letter of Transmittal to the Depositary; and

•	transfer your Shares through book-entry transfer into the account of the Depositary.

If your Shares are held in street name (i.e., through a broker, dealer, bank, trust company or nominee), you must contract your broker, dealer, trust company or other nominee and request that your Shares be tendered in the Offer.

For additional information on the procedures for tendering your Shares, see Section 2 “Procedures for Tendering Shares” of this Offer to Purchase.

Until what time can I withdraw previously tendered Shares?

You can withdraw Shares at any time until the Offer has expired.  You will not have the right to withdraw Shares tendered during any subsequent offering period, if we elect to provide one.  See Section 1 “Terms of the Offer” and Section 3 “Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered Shares?

You and your nominee must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.  See Section 1 “Terms of the Offer” and Section 3 “Withdrawal Rights” of this Offer to Purchase.

Can holders of restricted stock or restricted stock units participate in the tender offer?

The Offer is only for Shares and not for any restricted stock or restricted stock units.  See Section 12 “The Purpose of the Offer; the Merger Agreement; Plans for Epolin, Inc.” of this Offer to Purchase.

When and how will I be paid for my tendered Shares?

Unless the Offer is extended in accordance with the Merger Agreement, and subject to all of the conditions to the Offer having satisfied or waived, we will, as promptly as practicable after we are legally permitted to do so under applicable federal, state, local or foreign law, accept for payment Shares tendered pursuant to the Offer.  Promptly after the acceptance for payment of Shares tendered pursuant to the Offer, we will pay for these Shares.  If there is a subsequent offering period, we would pay for all validly tendered Shares promptly after they are tendered.  See Section 4 “Acceptance for Payment and Payment” of this Offer to Purchase.

What does the board of directors of Epolin, Inc. think of the Offer?

At a meeting held on March 5, 2012, the board of directors of Epolin, Inc. unanimously (i) determined that the Offer and the Merger are advisable, fair to, and in the best interests of Epolin, Inc. and its stockholders; and (ii) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.  See the “Introduction” to this Offer to Purchase.

Have any Epolin, Inc. stockholders agreed to tender their Shares?

Yes.  To the best of Epolin, Inc.’s knowledge, all of the directors and officers of Epolin, Inc. intend to tender all Shares held by them into the Offer.  Two of Epolin, Inc.’s directors and officers have entered into Tender and Voting Agreements whereby each of these stockholders has agreed not to withdraw such Shares from the Offer unless the Offer has terminated or expired without Purchaser having purchased all Shares tendered in the Offer in accordance with its terms or the Tender and Voting Agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated.  See Section 12 “The Purpose of the Offer; the Merger Agreement; Plans for Epolin, Inc. – Tender and Voting Agreements” of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

On March 15, 2012, the last trading day before we and Epolin, Inc. publicly announced the execution of the Merger Agreement, the last sale price of the Shares reported on March 9, 2012 was $0.21 per share.  We advise you to obtain a recent quotation for Shares of Epolin, Inc. in deciding whether to tender your Shares.  See Section 6 “Price Range of the Shares; Dividends on the Shares” of this Offer to Purchase.

What are the United States federal income tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.  In general, a U.S. Holder (as defined in Section 5 “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) who sells Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer.  Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Offer.  See Section 5 “Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

To whom can I talk if I have questions about the tender offer?

Stockholders can call Epolin, Inc. at (888) 777-1188 about any questions.

To:  All Holders of Common Stock of Epolin, Inc.

INTRODUCTION

Polymathes Acquisition I Inc., a New Jersey corporation (“Purchaser”) and a direct wholly owned subsidiary of Polymathes Holdings I LLC, a New Jersey corporation (“Parent”), hereby offers to purchase all of the outstanding shares of common stock, no par value per share (the “Shares”), of Epolin, Inc., a New Jersey corporation (“Epolin”), at a price of $0.22, in cash and without interest, for each outstanding Share (such price or any higher price per Share that may be paid pursuant to the Offer is referred to in this Offer to Purchase as the “Offer Price”), less any applicable withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).  In this Offer to Purchase, unless the context requires otherwise, the terms “we”, “our” and “us” refer to Purchaser.  We are a New Jersey corporation newly formed in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined).  For additional information about us and Parent, see Section 9 “Certain Information Concerning Parent and Purchaser.”

Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.  Stockholders who hold their Shares through banks, brokers or other nominees should check with such institutions as to whether they charge any service fees.  We will pay all fees and expenses of Securities Transfer Corporation, which is acting as the Depositary (the “Depositary”), incurred in connection with the Offer.  See Section 16 “Fees and Expenses” of this Offer to Purchase.

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 14, 2012 (the “Merger Agreement”), among Parent, Purchaser and Epolin, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into Epolin, with the surviving entity, Epolin, becoming a direct wholly owned subsidiary of Parent (the “Merger”).  In the Merger, each outstanding Share (other than Shares owned by us and Parent, by Epolin Inc. as treasury stock or by stockholders, if any, who are entitled to and properly exercise appraisal rights under New Jersey law) will be converted into the right to receive the Offer Price in cash, without interest thereon.  Stockholders who exercise appraisal rights under Delaware law will be entitled to receive a judicially determined fair value for their Shares, which value could be more or less than the consideration to be paid in the Merger.The Merger Agreement is more fully described in Section 12 “Purpose of the Offer; the Merger Agreement; Plans of Epolin, Inc.” of this Offer to Purchase.

At a meeting held on March 5, 2012, the board of directors of Epolin, Inc. unanimously, (1) determined that the Offer and the Merger are advisable, fair to and in the best interests of Epolin, Inc. and its stockholders; and (2) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.  The factors considered by the board of directors of Epolin, Inc. in arriving at its decision to approve the Merger Agreement, the Offer and the Merger are described in Epolin, Inc.’s Solicitation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the Securities and Exchange Commission (the “SEC”) and will be mailed to stockholders of Epolin, Inc.

The Offer is conditioned upon, among other things, immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn, together with any Shares then owned of record by us or Parent or with respect to which we or Parent have, directly or indirectly, voting power, equals at least fifty-one percent (51%) of the Shares then outstanding on a fully diluted basis (the “Minimum Condition”).  The Offer is also subject to certain other conditions.  We may waive any of these conditions in whole or in part at any time and from time to time and in our sole discretion, subject in each case to the terms of the Merger Agreement.  See Section 14 “Certain Conditions of the Offer.”

Consummation of the Merger is subject to a number of conditions, including (a) adoption by the stockholders of Epolin, Inc. of the Merger Agreement, if such adoption is required under the NJBCA (defined below), (b) the absence of any law, order, injunction or other action by a governmental entity that prohibits the consummation of the Merger, and (c) that the Shares validly tendered and not withdrawn pursuant to the Offer are accepted for payment and paid for pursuant to the Offer and the terms of the Merger Agreement.  In the event we acquire 90% or more of the outstanding Shares pursuant to the Offer or otherwise, we will be able to merge with and into Epolin, Inc. pursuant to the “short-form” merger provisions of Section 10-5(1) of the NJBCA (the “Short Form Threshold”), without prior notice to, or any action by, any other stockholder of Epolin, Inc.  In addition, in order to facilitate a short-form merger following the completion of the Offer, Epolin, Inc. has granted us an irrevocable option (the “Top-Up Shares”) to purchase at a price equal to the Offer Price that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of shares that, when added to the number of Shares owned by us and Parent at the time of exercise of the Top-Up Option (including all Shares validly tendered and not properly withdrawn in the Offer at the time the Shares are accepted for payment but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered), will constitute one Share more than 90% of all of the outstanding Shares (assuming the issuance of the Top-Up Shares).

Epolin, Inc. has informed us that, as of March 14, 2012 (1) 12,366,355 Shares were issued (and not held by Epolin Inc. as treasury shares) and outstanding, (2) 95,000 Shares were issuable upon the exercise of outstanding options, (3) no Shares were issuable upon exercise of outstanding warrants and (4) no preferred shares were issued and outstanding.  Based upon the foregoing, the Minimum Condition would be satisfied if at least 6,355,291 Shares are validly tendered and not validly withdrawn prior to the expiration of the Offer.  The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of options, restricted stock and restricted stock units outstanding at the time of the expiration of the Offer.  If the Minimum Condition is satisfied, and we accept for payment Shares tendered pursuant to the Offer, Parent may request Epolin Inc. take all actions necessary to elect at least a majority of the members of Epolin Inc.’s board of directors as designated by Parent and would have sufficient voting power to effect the Merger without the affirmative vote of any stockholder of Epolin Inc.  See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Epolin, Inc.”

To the best of Epolin, Inc.’s knowledge, all of the directors and officers of Epolin, Inc. intend to tender all Shares held by them into the Offer.  Two of Epolin, Inc.’s directors and officers  have entered into Tender and Voting Agreements whereby each has agreed not to withdraw such Shares from the Offer unless the Offer has terminated or expired without the Purchaser having purchased all Shares tendered in the Offer in accordance with its terms, including if the Merger Agreement is terminated.  See Section 12 “The Purpose of the Offer; the Merger Agreement; Plans of Epolin Inc. – Tender and Voting Agreements” of this Offer to Purchase.

The Offer is made only for Shares and is not made for any restricted stock, options to acquire Shares or for restricted stock units.  Holders of unexercised options to acquire Shares may exercise such options (to the extent they are exercisable) in accordance with the terms of the applicable options and tender some or all of the Shares issued upon such exercise.  See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Epolin, Inc. – Stock Options.”

The material U.S. federal income tax consequences to U.S. Holders (as defined below) of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger as described in Section 5 “Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay $0.22 per Share to the seller in cash, without interest thereon, less any applicable withholding tax, for all such Shares validly tendered prior to the expiration of the Offer and not theretofore validly withdrawn in accordance with Section 3 of this Offer to Purchase.  The scheduled time and date for the expiration of the Offer is 5:00 PM, New York City time,  on June 12, 2012, unless we extend the period of time during which the Offer is open in accordance with the terms of the Merger Agreement.

If the conditions of the Offer have not been satisfied or waived and the Merger Agreement has not been terminated, we may extend the Offer on one or more occasions, for additional successive periods of up to 10 business days per extension until all conditions to the Offer have been satisfied or waived.  We may make such extension and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and making a public announcement no later than 10 AM New York City time, on the next business day following the scheduled expiration date of the Offer.  Epolin, Inc. may also request that we extend the Offer for up to two successive extension periods of up to 10 business days per extension period in the event all of the conditions to the Offer are not satisfied or waived and the Epolin, Inc. board of directors has not (i) withdrawn, qualified, or modified, or proposed to withdraw, qualify or modify, in a manner adverse to us or Parent, the Company Board Recommendation, (ii) made any public disclosure inconsistent with the Company Board Recommendation, or, failed to reaffirm the Company Board Recommendation following the public announcement of a competing Acquisition Proposal (as defined below) within two business days of a written request by Parent; (iii) approved, adopted, or recommended, or proposed to approve, adopt, or recommend, any competing Acquisition Proposal or (iv) in the event of a tender offer or exchange offer for any outstanding Shares, fail to recommend against acceptance of such tender offer or exchange offer by the Epolin, Inc. stockholders within ten business days of the commencement thereof (each of (i) through (iv), a “Change of Recommendation”).  In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived but there have not been validly tendered and not withdrawn in the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of Epolin, Inc. stockholders in accordance with the NJBCA, and we are not required to exercise the Top-Up Option at such time, we may, in our sole discretion, elect to provide a “subsequent offering period” of at least three business days (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).  A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer and receive the same per Share amount paid in the Offer.  During a subsequent offering period, we will immediately accept for payment and pay for shares that are validly tendered pursuant to the Offer.  We cannot elect to provide a subsequent offering period unless we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 10 AM New York City time, on the next business day after the expiration of the Offer and immediately begin the subsequent offering period.  We do not currently intend to provide a subsequent offering period, although we reserve the right to do so in our sole discretion.

Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

Subject to the next sentence, we may, at any time and from time to time, waive any condition to the Offer, by giving oral or written notice of such waiver to the Depositary.  Without the prior written consent of Epolin, Inc., we will not:

•	decrease the Offer Price to be paid pursuant to the Offer;

•	change the form of consideration payable in the Offer;

•	reduce the number of Shares sought to be purchased by us pursuant to the Offer;

•	amend or waive the Minimum Condition;

•	impose additional conditions to the Offer;

•
amend or modify any conditions to the Offer in a manner adverse to holders of Shares that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer,  or prevent, materially delay or impair the ability of Parent or Purchaser to consummate the Offer;

•	extend the Offer beyond a date that is 21 business days after commencement to the Offer or the last extension, if any, other than as allowed in the Merger Agreement; or

•	otherwise amend any other term or condition to the Offer in a manner materially adverse to the holders of Shares.

If immediately prior to the expiration of the Offer, any or all of the conditions to the Offer have not been satisfied or waiver, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, we may:

•	unless forced to extend the Offer by Epolin, Inc., terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

•
except as set forth above, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer and not theretofore validly withdrawn;

•
except as set forth above, extend the Offer and, subject to the right of stockholders to withdraw Shares until the expiration of the Offer, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

•	except as set forth above, amend the Offer.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof consistent with the requirements of the SEC.  An announcement in the case of an extension will be made no later than 10:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer.  Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to a nationally recognized press release distribution service.  As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.  With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

As described above, we may, subject to certain conditions and if we are not required to exercise the Top-Up Option, elect to provide a subsequent offering period.  In the event we elect to provide a subsequent offering period, we will announce and begin the subsequent offering period in the notice announcing the results of the Offer that is issued no later than 10:00 AM, New York City time, on the next business day after the expiration of the Offer.  Epolin, Inc. has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares.  This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Procedures for Tendering Shares

Valid Tender.  A stockholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

•
for Shares held as physical certificates, the certificates for tendered, a Letter of Transmittal properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer;

•
for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the expiration of the Offer; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the expiration of the Offer.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder.  Shares and other required materials will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by the Book-Entry Confirmation).  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer.  Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares intro the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.  However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must be received by the Depositary prior to the expiration of the Offer for a valid tender of Shares by book-entry.  The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.”  Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder(s) of Shares (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Issuance/Payment Instructions” on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as defined in Rule 14Ad-15 under the Exchange Act) (each of the foregoing, an “Eligible Institution”).  In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.  See Instructions 1, 6 and 7 to the Letter of Transmittal.  If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tender or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution.  See Instructions 1, 6 and 7 to the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit its Certificates and all other required documents to reach the Depositary prior to the expiration of the Offer, such stockholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary; and

•
either (1) the certificates for tendered Shares together with a Letter of Transmittal, properly completed and duly executed, any required signature guarantees and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer,” either a Letter of Transmittal, properly completed and duly executed, any required signature guarantees, or an Agent’s Message, and any other required documents, are received by the Depositary, such Shares are delivered pursuant to the book-entry transfer procedures above and Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery.  A “trading day” is any day on which The Nasdaq Global Market (“Nasdaq”) is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Appointment as Proxy.  By executing a Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint our designees as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us.  All such proxies will be considered coupled with an interest in the tendered Shares.  Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein.  Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given such stockholder with respect to such Shares will, without further action, be revoked and subsequent powers of attorney, proxies, consents or revocations may be given (and, if given or executed, will not be effective).  Our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares in respect of any annual, special, adjourned or postponed meeting of Epolin, Inc.’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.  In order for Shares to be deemed validly tendered immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.  The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Epolin, Inc.’s stockholders.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our reasonable discretion, which determination will be final and binding.  We reserve the absolute right to reject any or all tenders reasonably determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful.  We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.  No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.  Neither we nor any of Parent, Epolin, Inc., the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Backup Withholding.  In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications.  If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%.  All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary).  Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding.  Foreign stockholders should complete and sign an appropriate Form W-8 (instead of a Form W-9 or Substitute Form W-9) in order to avoid backup withholding.  The various IRS Forms W-8 may be obtained from the Depositary or a www.irs.gov.  See Instruction 5 to the Letter of Transmittal.

3.	Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of Shares are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures pursuant to the procedures set forth below at any time prior to the expiration of the Offer.  In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.  If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution.  If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.  Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 2 at any time prior to the expiration of the Offer.

We will determine in our reasonable discretion all questions as to the form and validity (including time of receipt) of any notice of withdrawal, which determination will be final and binding.  Neither we nor any of Parent, Epolin, Inc., the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

4.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn in accordance with Section 3 promptly after the expiration of the Offer.  If we provide a subsequent offering period, we will immediately accept for payment and pay for Shares that are validly tendered during the subsequent offering period.  Subject to the Merger Agreement, we expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in party with any applicable law or if other conditions to our obligations described in Section 14 “Certain Conditions of the Offer” are not satisfied.  Any such delays will effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).  If we are delayed in our acceptance for payment of or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3 “Withdrawal Rights” of this Offer to Purchase.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for such Shares, together with the Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and (3) any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to us and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares.  Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment and transmitting payment to tendering stockholders whose Shares have been accepted for payment.  Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, as promptly as practicable after the expiration or termination of the Offer, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility).

We reserve the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve of us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payments for Shares validly tendered and accepted for payment pursuant to the Offer.

5.	Material U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material United States federal income tax consequences of the Offer and Merger to U.S. Holders (as defined below) of Shares sold in the Offer or converted into the right to receive cash in the Merger.  This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations and administrative and judicial interpretations thereof, each as is in effect as of the date hereof, all of which may change, possibly with retroactive effect.  No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to U.S. Holders who hold Shares as capital assets.  In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, traders who elect to a apply a mark-to-market method of accounting, U.S. expatriates and tax-exempt organizations), persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), dissenting stockholders or U.S. Holders who acquired Shares in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or as part of straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below.  This summary does not address holders of restricted stock, holders of options to purchase Epolin, Inc. Shares or holders of restricted stock units.  In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or non-U.S. tax consequences, of the Offer and the Merger.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this summary, a “U.S. Holder” is an Epolin, Inc. stockholder that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

Effect of the Offer and Merger.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes.  In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered.  Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year.  For noncorporate taxpayers, long-term capital gains are generally taxable at a reduced rate.  The deductibility of capital losses is subject to certain limitations.  Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding.  Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%).  To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return IRS Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding.  Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is timely furnish to the IRS.

6.	Price Range of the Shares; Dividends on the Shares

The Shares are listed on the OTC Bulletin Board under the symbol “EPLN.”

On March 15, 2012, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on March 9, 2012 was $0.21 per Share.  Stockholders are urged to obtain current market quotations for the Shares.

According to its Annual Report on Form 10-K for the year ended February 28, 2011 filed with the SEC, Epolin, Inc. historically has paid dividends and it does not intend to declare or pay any cash dividends on the Shares in the foreseeable future.  Under the Merger Agreement, Epolin, Inc. is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Purchaser.

7.	Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act.  Such registration may be terminated upon application of Epolin, Inc. to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record.  Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Epolin, Inc. to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Epolin, Inc., such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions.  Furthermore, the ability of “affiliates” of Epolin, Inc. and persons holding “restricted securities” of Epolin, Inc. to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.  The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.  We intend to seek to cause Epolin, Inc. to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

8.	Certain Information Concerning Epolin Inc.

Epolin, Inc. is a New Jersey corporation with its principal offices at 358-364 Adams Street  and 348 South Street, City of Newark, New Jersey.  The telephone number is 973-465-5453.

Available Information.  Epolin, Inc. is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters.  Certain information as of particular dates concerning Epolin, Inc.’s directors and officers, their remuneration, stock options and other matters, the principal holders of Epolin, Inc.’s securities and any material interest of such persons in transactions with Epolin, Inc. is required to be disclosed in Epolin, Inc.’s proxy statements distributed to Epolin, Inc.’s stockholders and filed with the SEC.  The SEC provides electronic document retrieval on its website for most reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, which can be found at the SEC’s website, http://www.sec.gov.  Such information should also be available for inspection at the public reading rooms of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549.  Investors may call the SEC at (202) 551-8090 for further information on the public reading rooms.  Copies of such information that is not posted to the SEC’s website may be obtained (i) by mail by writing to the Office of FOIA/PA Operations at the SEC at 100 F Street, N.E., Washington, DC 20549, (ii) by faxing such request to (202) 772-9337, or (iii) by using their online form available at their website at http://www.sec.gov.

Except as otherwise stated in this Offer to Purchase, the information concerning Epolin, Inc. contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information.  Although we and Parent do not have any knowledge that any such information is untrue, neither we nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by Epolin, Inc. to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Parent and Purchaser

Parent is a limited liability company organized under the laws of the State of New Jersey with its principal executive offices located at 20 Nassau Street, Princeton, New Jersey 08542.  The telephone number at that location is (609) 945-1690.  Parent is not subject to the informational filing requirements of the Exchange Act.

Purchaser is a New Jersey corporation that was organized for the purposes of acquiring all of the outstanding Shares of Epolin, Inc. and, to date, has engaged in no other activities other than those incidental to the Offer and the Merger Agreement.  Purchaser is a direct wholly owned subsidiary of Parent.  Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer.  Purchaser is not subject to the informational filing requirements of the Exchange Act.  The principal executive offices of the Purchaser are located at 20 Nassau Street, Princeton, New Jersey 08542.  The telephone number at that location is (609) 945-1690.

The name, business address, citizenship, and past and present principal occupations during the past five years of each of the officers and directors of Parent and Purchaser are set forth in Annex I to this Offer to Purchase.

Neither the Parent, Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).  Neither Parent, Purchaser, nor to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Past Contacts, Transactions, Negotiations and Agreements.  Except as set forth in Section 11 “Contacts and Transactions with Epolin, Inc.; Background of the Offer” of this Offer to Purchase and elsewhere in this Offer to Purchase:

•
none of Parent, Purchaser, or to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I of this Offer to Purchase, or any associate or majority-owned subsidiary of any of the foregoing (1) beneficially owns or has right to acquire any Shares or any other equity securities of Epolin, Inc. (2) has any contact, arrangement, understanding or relationship with any other person with respect to any securities of Epolin, Inc.; or (3) has effected any transaction in the Shares or any other equity securities of Epolin, Inc. during the past 60 days;

•
during the past two years, there have not been any transactions which would be required to be disclosed under the rules and regulations of the SEC between Parent, Purchaser, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Epolin Inc. or any of its executive officers, directors or affiliates, on the other hand; and

•
during the past two years, there have not been any negotiations, transactions or material contracts between any of Parent, Purchaser, or, to the best knowledge of Parent, Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Epolin, Inc. or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of Epolin, Inc. , any election of directors of Epolin, Inc, or any sale or other transfer of a material amount of assets of Epolin, Inc.

Each of Parent and Purchaser disclaims that it is an affiliate of Epolin, Inc. with the meaning of Rule 13e-3 under the Exchange Act.

10.	Source and Amount of Funds

We estimate that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $2.75 million.

Parent will ensure that we have sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and to fulfill our obligations under the Merger Agreement.  Parent will be able to provide us with the necessary funds from the following sources: (i) senior secured term loan facility for five years in an aggregate amount not to exceed $2.75 million (the “Facility”) and (ii) cash on hand.

Parent received a debt commitment letter, dated February 17, 2012, from C3 Capital Partners II, L.P., pursuant to which, subject to the terms and conditions set forth therein, in connection with the Offer and the Merger, C3 Capital Partners II L.P. (the “Lender”) has committed to provide the Facility, subject to requisite due diligence.

The documentation governing the Facility has not been finalized and, accordingly, the actual terms of the Facility may differ from those described in this Offer to Purchase.

A redacted copy of the Debt Commitment Letter has been filed as an exhibit to the Schedule TO to which this Offer to Purchase is attached as an exhibit.  Reference is made to such exhibit for a more complete description of the terms and conditions of the Facility, and such exhibit is incorporated herein by reference.

The Facility will be subject to standard terms and conditions for financings of this kind, including standard representations and warranties, affirmative and negative covenants and events of default.

Conditions Precedent to the Facility

The conditions precedent to the incurrence of loans under the Facility consist of, among others:

•	51% or more of Shares being validly tendered pursuant to the Offer;

•
the negotiation, execution and delivery on or before the expiration of the Offer of definitive documentation for the Facility, consistent with the terms of the Debt Commitment Letter and the term sheet therein;

•	the Lender has completed requisite due diligence.

Interest Rates

The Facility will accrue at 14% per annum payable monthly.

Summary

The foregoing summary of the Debt Commitment Letter does not purport to be a complete description of the terms and conditions of the Facility and is qualified in its entirety by reference to the Debt Commitment Letter, which is an exhibit to the Schedule TO, and which is hereby incorporated into this Offer to Purchase by reference.  Copies of the Schedule TO, together with all exhibits thereto, including the Debt Commitment Letter, may be examined and obtained as set forth in Section 9 “Certain Information Concerning Parent and Purchaser” of this Offer to Purchase.

Parent has provided a guaranty to Epolin, Inc. for the full performance and payment by Purchaser of its obligations pursuant to or in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and is liable for any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Purchaser.

Epolin, Inc.’s stockholders are urged to read the Debt Commitment Letter in its entirety.  In the event of any discrepancy between the terms of the Debt Commitment Letter and the above summary, the terms of the Debt Commitment Letter shall control.

11.	Contacts and Transactions with Epolin, Inc.; Background of the Offer

Background of the Offer

In mid-August 2011, John Wachter, a member of the Parent, contacted Millburn Capital to discuss a transaction.  Parent executed a non-disclosure agreement.

In mid-October 2011, Parent sent a draft of a tender and merger agreement to Company.  Parent also engaged with the Lender to begin to discussing financing terms.

In mid-November 2011, Parent and Company tentatively agreed to a price of $0.20 per Share with a working capital adjustment.  In December 2012, the price was raised to $0.22 per Share and the working capital adjustment was dropped.  All parties agreed that $0.22 per share would be a fair price.

In late February 2012, Parent and Company began to finalize the terms of a tender and merger agreement.  On March 14, 2012, all relevant parties executed the Merger Agreement.

Contacts and Transactions with Epolin, Inc.

As of the date of this Offer to Purchase, Parent and Purchaser have not entered into any agreement, arrangement or understanding with Mr. Amato or any other members of Epolin, Inc. management regarding employment or consultancy with the surviving corporation.  Parent and Purchaser intend to seek to retain certain members of the Epolin, Inc. management team following the Effective Time.  As part of these retention efforts, Parent and Purchaser may enter into employment or consultancy, compensation, retention, or other employee or consultant benefit arrangements with Epolin Inc. executive officers and other key Epolin, Inc. employees; however, there can be no assurance that any parties will reach an agreement.  Any such arrangements would be subject to negotiation and discussion, and no terms or conditions have been agreed upon or finalized.  Any such new arrangements would not become effective until the Effective Time.  See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Epolin, Inc.” of this Offer to Purchase.

12.	Purpose of the Offer; the Merger Agreement; Plans for Epolin, Inc.

Purpose

The purpose of the Offer is to enable Parent and Purchaser to acquire control of Epolin, Inc. and is the first step in Purchaser’s acquisition of all of the outstanding Shares.  The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

The Merger Agreement

The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is an exhibit to the Tender Offer Statement on Schedule TO that we and Parent have filed with the SEC and which is hereby incorporated in this Offer to Purchase by reference.  Copies of the Tender Offer Statement on Schedule TO together with all exhibits thereto, including the Merger Agreement, may be obtained and examined as set forth in Section 9 “Certain Information Concerning Parent and Purchaser.”  Stockholders should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

The Offer.  The Merger Agreement provides that we will commence the Offer no later than forty-five (45) business days after March 14, 2012, the day the Merger Agreement was signed and that, upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer, we will purchase all Shares validly tendered and not withdrawn pursuant to the Offer.  The conditions of the Offer are set forth in Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

Top-Up Option.  Pursuant to the Merger Agreement, Epolin, Inc. has granted us an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price up to that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by us or Parent at the time of exercise of the Top-Up Option (including all Shares validly tendered and not properly withdrawn in the Offer at the time the Shares are accepted for payment but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered), will constitute one Share more than 90% of all of the outstanding Shares (assuming the issuance of the Top-Up Shares).  We may exercise the Top-Up Option once at any time following the time at which we first accept any Shares for payment pursuant to the Offer.  However, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option (less the maximum number of shares potentially necessary for issuance with respect to all outstanding stock options, restricted stock, restricted stock units or other obligations of Epolin, Inc.) and is subject to the conditions, unless waived by Epolin, Inc, that no provision of any applicable law and no applicable order or injunction or other judgment will prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares.  The purpose of this provision is to facilitate a short-form merger following completion of the Offer.  The Top-Up Option will terminate concurrently with the consummation of the Merger.

The Merger.  The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” Purchaser will be merged with and into Epolin Inc., the separate corporate existence of Purchaser will thereupon cease and Epolin, Inc. will be the surviving corporation in the Merger.  Each issued Shares (other than any Shares owned by Parent, Purchaser or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under New Jersey law) will be converted into the right to receive, respectively, the Offer Price in cash, without interest thereon.

Vote Required to Approve Merger.  The NJBCA requires, among other things, that Epolin, Inc.’s board of directors approve the Merger Agreement and, if the short-form merger procedure described below is not available, that the holders of a majority of Epolin, Inc.’s outstanding voting securities adopt the Merger Agreement.  If the short-form merger procedure is not available for the Merger, Epolin, Inc.’s stockholders will need to adopt the Merger Agreement.  If stockholder adoption is required by the NJBCA, Epolin, Inc. will (subject to applicable legal requirements and requirements of its certificate of incorporation and bylaws) call and hold a meeting of its stockholders as promptly as practicable following the consummation of the Offer for the purpose of adopting the Merger Agreement.  If the Minimum Condition of the Offer is satisfied and we accept for payment Shares tendered pursuant to the Offer, we will have sufficient voting power to approve the Merger Agreement at a meeting of Epolin, Inc. stockholders without the affirmative vote of any other Epolin, Inc. stockholder.

“Short-Form” Merger Procedure.  The NJBCA provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary.  In order to consummate the Merger pursuant to these provisions of the NJBCA, Purchaser would have to own at least 90% of the outstanding Shares of Epolin, Inc.  If we are able to consummate the Merger pursuant to these provisions of NJBCA, the closing of the Merger would take place as promptly as practicable after the closing of the Offer, without any notice to or approval of the other stockholders of Epolin, Inc.

Conditions to the Merger.  The Merger Agreement provides that the obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a)	the adoption of the Merger Agreement by the requisite vote of the holders of the Shares, to the extent required pursuant to the NJBCA;

(b)
no governmental entity having jurisdiction over Epolin, Inc., Parent or the Purchaser shall have enacted or issued any law or order, injunction, judgment, decree or ruling, or taken any other action enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement;

(c)	the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., have been satisfied; and

(d)
that the Shares validly tendered pursuant to the Offer and not properly withdrawn will have been accepted for payment and paid for pursuant to the Offer and the terms of the Merger Agreement; provided, however, that neither Parent nor Purchaser will be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Purchaser will have failed to purchase any of the Shares validly tendered and not withdrawn pursuant to the Offer.

Termination of the Merger Agreement.  The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the time we first accept Shares in the Offer:

(a)	By mutual written consent of Parent and Epolin, Inc.;

(b)
By either Parent or Epolin, Inc.: (i) if as a result of the failure of any of the conditions to the Offer, the Offer has terminated or expired (after giving effect to any extensions) without Purchaser having purchased any Shares pursuant to the Offer on or prior to October 1, 2012 (the “End Date”) (provided that the terminating party’s material breach of the Merger Agreement did not cause the failure of such conditions to be satisfied), or (ii) if any governmental entity having jurisdiction over Epolin, Inc., Parent or Purchaser has enacted or issued any law or order, injunction, judgment, decree or ruling, or taken any other material action, such that conditions (b) or (c) to the Merger described above would not be satisfied;

(c)
By Epolin, Inc. if (i) prior to the time we first accept Shares in the Offer, there has been a breach of the Merger Agreement by us or Parent, or if any representation or warranty made by us or Parent is untrue, and such breach or failure to be true would reasonably be expected to have a material adverse effect on the ability of us or Parent to consummate the transactions contemplated by the Merger Agreement, provided that if such breach or inaccuracy is capable of being cured prior to the earlier of the End Date or 20 business days from the date Epolin, Inc. notifies Parent in writing of such breach or inaccuracy, Epolin, Inc. cannot terminate the Merger Agreement prior to such date if we and Parent are taking reasonable best efforts to cure such breach or inaccuracy, and cannot terminate after such date if such breach or inaccuracy is cured at or prior to such date, in any case only if Epolin, Inc. has not materially breached the Merger Agreement, (ii) prior to the time we first accept Shares in the Offer, it accepts a Superior Proposal pursuant to the terms described below under “Alternative Acquisition Proposals”,  (iii) we have failed to commence Offer forty-five business days after March 14, 2012, provided, that the Epolin, Inc. may not terminate the Merger Agreement if such failure to commence the Offer is the result of a breach of the Merger Agreement by Epolin, Inc. or if Epolin, Inc. has not provided us with a Schedule 14D-9 that Epolin, Inc. is prepared to file without further revisions, or (iv) we terminate or make any change to the Offer in breach of the Merger Agreement or if we breach our obligation to accept for purchase all Shares validly tendered and not properly withdrawn in the Offer;

(d)
By Parent if (i) prior to the time we first accept Shares in the Offer, there has been a breach of the Merger Agreement by Epolin, Inc., or if any representation or warranty made by Epolin, Inc. is untrue, such that a condition to the Offer would not be satisfied, provided that if such breach or inaccuracy is capable of being cured prior to the earlier of the End Date or 20 business days from the date Parent notifies Epolin, Inc. of such breach or inaccuracy, Parent cannot terminate the Merger Agreement prior to such date if Epolin, Inc. is taking reasonable best efforts to cure such breach or inaccuracy, and cannot terminate after such date if such breach or inaccuracy is cured at or prior to such date, and in any case only if we or Parent have not materially breached the Merger Agreement; (ii) there is a failure of the conditions set forth in Section 14 “Certain Conditions to the Offer” below; (iii) the Minimum condition shall not have been satisfied by at the Expiration Date; (iv) since the date of the Merger Agreement, a Material Adverse Effect shall have occurred and be continuing or there shall be disclosure in the Epolin, Inc. disclosure schedule, delivered after the Agreement Date which, individually or in the aggregate, does or reasonably may be expected to have a Material Adverse Effect  or (v) prior to the time we first accept Shares in the Offer, Epolin, Inc.’s board of directors has made a Change of Recommendation (as described below under “Alternative Acquisition Proposals”).

In the event that the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become null and void and be of no further force or effect and there will be no liability on the part of us, Parent or Epolin Inc. (or any of their respective directors, officers, employees, stockholders, agents, advisors or representatives), except for, with respect to us, Parent and Epolin, Inc., certain enumerated exceptions; provided, however, that such a termination will not relieve any party from liability for fraud or willful breach of any of its covenants or agreements set forth in the Merger Agreement.

Alternative Acquisition Proposals.  The Merger Agreement requires Epolin, Inc. to cease all existing discussions and negotiations with any persons (other than us, Parent or any representatives of us or Parent) with respect to any proposal that constitutes, or would reasonably be expected to lead to:

•
An offer, proposal or effort to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) of 50% or more of Epolin, Inc.’s Shares pursuant to a merger, consolidation or other business combination, sales of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions; or

•	An offer, proposal or effort to acquire 50% or more of the assets of Epolin, Inc. and its subsidiary, taken as a whole.

Each of the above bullet points is referred to in the Merger Agreement and the Offer as an “Acquisition Proposal.”

Except as provided in the following two paragraphs, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the time we first accept Shares in the Offer, Epolin Inc. and its subsidiary will not and will not authorize or permit its representatives to directly or indirectly:

•	Initiate, solicit, or knowingly encourage or facilitate, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal;

•
In connection with any actual or potential Acquisition Proposal, disclose or furnish any nonpublic information or data concerning Epolin, Inc.’s business or properties or afford any person other than Parent or its representatives access to its properties, books, or records, except as required by a governmental demand for information;

•	Enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal; or

•
Approve, endorse, recommend or make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Offer, the Merger or the transactions contemplated by the Merger Agreement.

However, these restrictions will not prohibit Epolin, Inc. or Epolin, Inc.’s board of directors from taking and disclosing to Epolin, Inc.’s stockholders the position of the Epolin board of directors with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

If, prior to the time we first accept Shares in the Offer, Epolin, Inc. is contacted by a third party expressing interest in discussing an Acquisition Proposal or receives an Acquisition Proposal, and Epolin, Inc. has not materially breached its non-solicitation obligations described above, Epolin, Inc. may participate or engage in negotiations, inquiries or discussions (including, as part thereof, making any counterproposals) with, or disclose or furnish any non-public information and data to, such third party (but only after any such third party enters into a confidentiality agreement, on substantially the same terms contained in, and no less restrictive than, the confidentiality agreement we have entered into with Epolin, Inc.) making such contact or making such Acquisition Proposal and their respective representatives and potential sources of financing, if, and only if, prior to the time we first accept Shares in the Offer Epolin, Inc.’s board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such third party has submitted to Epolin, Inc. an Acquisition Proposal that is, or would reasonably be excepted to lead to, a Superior Proposal and the Epolin, Inc. board determines in good faith, after consultation with counsel, that the failure to participate in such negotiations, inquiries or discussions, disclose or furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to any Acquisition Proposal would reasonably be expected to violate the fiduciary duties of Epolin, Inc.’s directors under applicable law.

Epolin, Inc. will within twenty-four (24) hours notify Parent in writing in the event Epolin, Inc. receives (i) any Acquisition Proposal or (ii) any request for non-public information relating to Epolin, Inc. or its subsidiary other than requests for information in the ordinary course of business and, in the good faith judgment of Epolin, Inc’s board, unrelated to an Acquisition Proposal.  Epolin, Inc. will (a) provide Parent all such information (including the identity of the person making such Acquisition Proposal) as is necessary to keep Parent informed of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (b) promptly provide Parent a copy of all written information provided by or on behalf of such third party in connection with any Acquisition Proposal or provided by or on behalf of Epolin, Inc. or its representatives to such third party (other than information which has previously been made available to Parent or its representatives), and (c) promptly (and in any event with 24 hours of such determination) notify Parent of any determination by Epolin, Inc.’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.  Epolin, Inc. will not, and will cause its subsidiary not to, enter into any agreement with any third party subsequent to the date of the Merger Agreement that would restrict Epolin Inc.’s ability to provide such information to Parent, and, if Epolin, Inc. is a party to any agreement that would prohibit Epolin Inc. from providing such information to Parent, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, Epolin, Inc. will obtain approval from the counterparty to such agreement to allow Epolin, Inc. to provide such information to Parent.

A “Superior Proposal” is defined in the Merger Agreement to be an Acquisition Proposal to acquire (i) beneficial ownership (as defined in the Exchange Act) of 50% or more of Epolin, Inc. Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions involving Epolin, Inc. or (ii) 50% or more of the assets of Epolin Inc. and its subsidiary, taken as a whole, and which Epolin, Inc.’s board of directors determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of the Acquisition Proposal and all financial, legal, regulatory, and other aspects of the Acquisition Proposal, is more favorable to Epolin, Inc. and its stockholders than the transaction contemplated by the Merger Agreement.

In the Merger Agreement, Epolin, Inc. has agreed that neither Epolin, Inc.’s board of directors nor any committee thereof will, unless the Merger Agreement has been properly terminated (as described above under “Termination of the Merger Agreement”), (a) make a Change of Recommendation or (b) approve or recommend, or publicly propose to approve or recommend, or allow Epolin, Inc. to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (ii) requiring it to abandon, terminate, or fail to consummate the transactions contemplated by the Merger Agreement.

Notwithstanding the restrictions described in the preceding paragraph, prior to the time we first accept Shares in the Offer, if Epolin, Inc.’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor that (i)(x) a written Acquisition Proposal received by Epolin, Inc. constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to violate the fiduciary duties of Epolin, Inc.’s directors under applicable law, or (ii) in the absence of an Acquisition Proposal, due to events occurring after the date of the Merger Agreement, the failure to take such action would reasonably be expected to violate the fiduciary duties of Epolin, Inc.’s directors under applicable law, Epolin, Inc’s board of directors may:

(a)	Make a Change of Recommendation; or

(b)	In the case of clause (i) above, terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal.

However, Epolin, Inc. may not terminate the Merger Agreement pursuant to clause (b) unless in advance of or concurrently with such termination, Epolin, Inc (1) pays the termination fee (described below) required by the Merger Agreement, (2) simultaneously with such termination enters into a merger agreement, agreement in principle, acquisition agreement, purchase agreement, or other similar agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”) and (3) terminates the Merger Agreement pursuant to clause (c)(ii) above under “Termination of the Merger Agreement.”  In addition, Epolin, Inc.’s board of directors may not affect a Change of Recommendation pursuant to clause (b) unless:

1)
Epolin, Inc. shall have provided prior written notice to Parent at least 3 business days in advance (the “Notice Period”) of its intention to take such action with respect to a Superior Proposal or otherwise make a Change of Recommendation, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) or the reasons for such Change of Recommendation in the absence of a Superior Proposal, as the case may be;

2)
Prior to effecting such Chang of Recommendation or terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, Epolin, Inc. shall, and shall direct its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement; and

3)
Following the Notice Period (and giving effect to any proposed adjustments to the terms of the Merger Agreement) Epolin, Inc.’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor (and in the case of clause (i) below) that (i) such Acquisition Proposal remains a Superior Proposal or (ii) the failure to make such Change of Recommendation would still violate the fiduciary duties of the Company’s directors under applicable law.

In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Change of Recommendation after the start of the Notice Period, Epolin, Inc. is required to deliver a new written notice to Parent and to comply with the requirements described in clauses (1) through (3) above with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.  Any Change of Recommendation shall not change the approval of Epolin, Inc.’s board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger or the transactions contemplated by the Tender and Voting Agreement.

Fees and Expenses; Termination Fee.  The Merger Agreement provides that, except as described below, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger or any of the other transactions contemplated by the Merger Agreement is consummated.

The Merger Agreement provides that Epolin, Inc. will pay Parent a termination fee of $150,000 if the Merger Agreement is terminated (1) by Epolin, Inc. pursuant to clause (c)(ii) under “Termination of the Merger Agreement” above, (2) by Parent pursuant to clause (d)(v) under “Termination of the Merger Agreement” above, or (3) by Parent pursuant to clause (d)(i) under “Termination of the Merger Agreement” above, following a knowing, material breach by Epolin, Inc. or its subsidiary or representatives of its restrictions described under “Alternative Acquisition Proposals” above.

The Merger Agreement provides that Epolin, Inc. will pay Parent a recoupment fee of $50,000 if the Merger Agreement is terminated (1) by Parent pursuant to clause (d)(ii) under “Termination of the Merger Agreement” above, or (2) by Parent pursuant to clause (d)(iii) under “Termination of the Merger Agreement.”  In no event shall Epolin, Inc. be required to pay both the termination fee and recoupment fee to the Parent.

The Merger Agreement provides that Parent will pay to Epolin, Inc. a termination fee of $50,000 if the Merger Agreement is terminated (1) by Epolin, Inc. pursuant to clause (c)(i) under “Termination of the Merger Agreement” above, or (2) by Epolin, Inc. pursuant to clause (c)(iii) under “Termination of the Merger Agreement” above.

Conduct of Business.  The Merger Agreement provides that during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement pursuant to its terms or the time we first accept any Shares for payment pursuant to the Offer, Epolin, Inc. will, except to the extent that Parent otherwise consents in writing, except as otherwise expressly provided in the Merger Agreement, or except as may be required by law, carry on its business in the ordinary and usual course in all material respects consistent with past practice.

Without limiting the generality of the foregoing, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and except as otherwise specifically provided in, or in furtherance of any action permitted to be taken by, the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the time we first accept any Shares for payment pursuant to the Offer, Epolin, Inc. has agreed to:

(a)	Use reasonable best efforts to preserve intact its current business organization;

(b)	Use reasonable best efforts to maintain its relationships with customers, suppliers and others having business dealings with it;

(c)
Use reasonable best efforts to notify and consult with Parent promptly (i) after receipt of any material communication from any governmental entity or inspections of any manufacturing and before giving any material submission to a governmental entity and (ii) prior to making any material change to any manufacturing plan or process;

(d)	Use reasonable efforts to preserve intact and keep available the services of present employees of Epolin, Inc. and its subsidiary;

(e)
Use reasonable best efforts to keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of the Merger Agreement;

(f)	Use reasonable best efforts to preserve and protect the intellectual property owned by Epolin, Inc. and its subsidiary;

(g)	Not amend its certificate of incorporation or bylaws;

(h)
Not issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of Epolin, Inc. or its subsidiary, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of Epolin, Inc. or its subsidiary or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of Epolin, Inc. or its subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of Epolin, Inc. or its subsidiary, or (ii) any other securities of Epolin, Inc. or its subsidiary in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement, except for the exercise of the Top-Up Option;

(i)
Not redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Shares, other (x) from holders of Company Options in full or partial payment of the exercise price, (y) in connection with the withholding of taxes payable by any holder of Company Options, Company Restricted Stock or Company RSUs upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such equity awards or any applicable Company Stock Plan;

(j)
Not split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend or other distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such; provided that this prohibition does not apply to dividends or distributions declared, set aside for payment or paid by subsidiary of Epolin, Inc.;

(k)
Not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Epolin, Inc. or its subsidiary, other than Offer, the Merger or the transactions contemplated by the Merger Agreement;

(l)
Not acquire, sell, lease, dispose of, pledge or encumber any assets, other than (i) acquisitions in existing or related lines of business of Epolin, Inc. or its subsidiary as to which the aggregate consideration for all such acquisitions does not exceed $25,000, (ii) sales, lease, dispositions, pledges or encumbrances of assets with an aggregate fair market value of less than $25,000, or (iii) sales or transfers of inventory in the ordinary course of business;

(m)
(i) other than in the ordinary course of business consistent with past practice, not incur any indebtedness for borrowed money in addition to that incurred as of the date of the Merger Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than  to Epolin, Inc. or any wholly owned subsidiary of Epolin, Inc., or (ii) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (1) in the ordinary course of business and consistent with past practice, liabilities reflected or reserved against in Epolin, Inc.’s consolidated balance sheet as of November 30, 2011 or (2) liabilities incurred in the ordinary course of business since November 30, 2011.

(n)
Not change the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of Epolin, Inc. or its subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by law or in accordance with existing agreements provided to Parent and disclosed in the Disclosure Schedule to the Merger Agreement and (B), in the case compensation for employees, agents or consultants who are not officers or directors, in the ordinary course of business consistent with past practices unless the total compensation payable to such employee, agent or consultant (including base, bonus opportunity at target, equity, sign-on bonus and relocation) equals or exceeds $25,000; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to any employee benefit plan or otherwise;

(o)
Except as may be contemplated by the Merger Agreement, in the ordinary course of business consistent with past practices or to the extent required or advisable to comply with applicable law, not terminate or materially amend any Epolin, Inc. employee benefit plans;

(p)	Not change in any material respect any of the accounting methods used by Epolin, Inc. unless required by generally accepted accounting principles or applicable law;

(q)	Not enter into a material contact or amend, terminate or waive, release or assign any material rights or claims with respect to any material contract in any material respect;

(r)
Not settle (i) any suit, action, claim, proceeding or investigation that is disclosed in the Epolin, Inc.’s reports filed with the SEC prior to the date of the Merger Agreement or (ii) any other suit, action, claim, proceeding or investigation;

(s)
Not make, revise, or amend any material tax election or settle or compromise any material federal, state, local, or foreign tax liability, change any material tax accounting period, change any material method of tax accounting, enter into any closing agreement relating to any material tax, file any amended tax return, file any tax return in a manner inconsistent with past practice, surrender any right to claim a material tax refund, or consent to any waiver or extension of the statute of limitations applicable to any material tax claim or assessment; and

(t)	Not enter into any contract, agreement, commitment or arrangement to do any of the items prohibited by clauses (g) through (s) above.

Board of Directors.  The Merger Agreement provides that, upon the payment by Purchaser for any Shares accepted by Purchaser for payment pursuant to the Offer and from time to time thereafter so long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, Parent shall be entitled to designate a majority of the Board of Directors.

Stock Options, Restricted Stock and Restricted Stock Units.  The Merger Agreement provides that each outstanding Company Option that is outstanding immediately prior to the Effective Time whether or not then vested and exercisable, will be cancelled and, in consideration of such cancellation, Parent will, or will cause the surviving corporation to, promptly following the Effective Time, pay to such holders of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of (1) the Offer Price over (2) the exercise price of each such Company Option multiplied by (y) the total number of Shares previously subject thereto (such payment, if any, to be reduced by applicable taxes withheld).

The Merger Agreement also provides that, as soon as reasonably practicable following the completion of the Offer, and any in even prior to the Effective Time, (i) each unexercised Company Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled,  and shall be entitled to receive, in consideration of the cancellation of such Company Option, an amount in cash equal to the excess, if any, of the Offer Price (subject to any applicable withholding Taxes required by applicable Law).

Indemnification and Insurance.  Under the Merger Agreement, Parent has agreed to, and shall cause the surviving corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of Epolin, Inc. (the “Indemnified Parties” and, each, an “Indemnified Party”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the fullest extent that the surviving corporation is permitted by law.

Parent and Purchaser have also agreed to cause to be maintained in effect for not less than 6 years from the Effective Time Epolin Inc.’s policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Epolin Inc. and its subsidiary for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), so long as the annual premium therefor would not be in excess of two hundred percent (200%) of the last annual premium paid prior to the Effective Time (the “Maximum Premium”).  Under the Merger Agreement, Epolin, Inc. may, prior to the Effective Time, purchase a so-called “Reporting Tail Endorsement” with an annual premium not in excess of the Maximum Premium, in which case, provided that Parent causes the surviving corporation to maintain such Reporting Tail Endorsement in full force and effect for not less than 6 years from the Effective Time, Parent is relieved from its indemnification obligations described above.  After the Effective Time, Parent guarantees the full performance of the surviving corporation of its covenants and obligations described under this section titled “Indemnification and Insurance.”

Representations and Warranties.  The Merger Agreement contains various representations and warranties made by Epolin, Inc. to Parent and Purchaser, including representations relating to due organization, capitalization, due authorization, good standing and corporate power, required consents and approvals, SEC filings, disclosure controls and procedures, absence of undisclosed liabilities, absence of adverse changes, material contracts, employee benefit plans, litigation, compliance with laws, intellectual property, taxes, tangible assets, environmental issues, labor matters, brokers or finders, regulatory compliance, stockholder vote required, board recommendation, disclosure documents, interested party transactions, opinion of financial advisor, and directors and officers tendering Shares in the Offer.  These representations and warranties were made to and solely for the benefit of Parent and Purchaser as of specific dates.  The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedule that Epolin, Inc. delivered in connection with signing the Merger Agreement and by certain portions of the SEC filings filed by Epolin, Inc. prior to the date of the Merger Agreement.  Accordingly, such representations and warranties may not be relied on as characterizations of the actual state or facts or circumstances, since they were made only as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.

Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Epolin, Inc.’s public disclosures.  Certain representations and warranties in the Merger Agreement provide exceptions for items that are not reasonably likely to have a “Company Material Adverse Effect.”

For purposes of the Merger Agreement and the Offer, a “Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial conditions or results of operations of Epolin, Inc. and its subsidiary, taken as a whole; provided, however, that any change or effect resulting from (i) the industries and markets in which Epolin, Inc. and its subsidiary operates, (ii) the United States or the global economy or (iii) the United States financial or securities markets, shall be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i), (ii) and (iii), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on Epolin, Inc. and its subsidiary relative to other companies in the same industry as Epolin, Inc., and provided, further, that any change or effect resulting from the following, shall not constitute, and shall not be considered in determining whether there has occurred, a Company Material Adverse Effect:

1)	the execution or the announcement of the Merger Agreement,

2)	natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events,

3)	changes in generally accepted accounting principles or changes in the interpretation of generally accepted accounting principles, or changes in the accounting rules and regulations of the SEC,

4)	any enactment or other action required by law, required by the Merger Agreement or taken at the request of Parent or Purchaser,

5)
any litigation brought or threatened by stockholders of Epolin, Inc. (whether on behalf of Epolin, Inc. or otherwise) asserting allegations of breach of fiduciary duty relating to the Merger Agreement or violations of securities laws in connection with the Schedule 14D-9 filed by Epolin, Inc., the proxy statement, if any, filed by Epolin Inc., and each other document required to be filed by Epolin, Inc. with the SEC or required to be distributed or otherwise disseminated  to Epolin, Inc. stockholders in connection with the transactions contemplated by the Merger Agreement (collectively, the “Epolin, Inc. Disclosure Documents”),

6)	any changes in law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof),

7)	any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Epolin, Inc. Disclosure Document,

8)	any decrease in the market price or trading volume of Shares (but not the underlying cause of such decrease),

9)
any failure by Epolin, Inc. to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Epolin, Inc. or any securities analysts (but not the underlying cause of such failure,

10)	any fluctuations in foreign currency exchange rates, or

11)	any action to comply with any environmental laws, including ISRA.

Amendments and Modifications.  The Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Epolin, Inc. contemplated by the Merger Agreement, by written agreement of the parties to the Merger Agreement, at any time prior to the closing of the Merger, provided that after the approval of the Merger Agreement by Epolin, Inc.’s stockholders, no amendment, modification or supplement can be made which decreases the Offer Price or adversely affects the rights of Epolin, Inc.’s stockholders under the Merger Agreement without obtaining the approval of such stockholders.

Tender and Voting Agreement

In connection with the Merger Agreement, Parent and Purchaser have entered into a Tender and Voting Agreement with both Murray Cohen and James Ivchenko, (collectively, the “Stockholders”), pursuant to which the Stockholders have agreed to tender into the Offer a total of 3,515,545 Shares held by them.  The following summary of certain provisions of the Tender and Voting Agreement is qualified in its entirety by reference to the form of Tender and Voting Agreement itself, which is incorporated herein by reference.  Both Tender and Voting Agreements were filed as an exhibit to the Current Report on 8-K filed by Epolin, Inc. on March 16, 2012.

Interested parties should read the Tender and Voting Agreement in its entirety for a more complete description of the provisions summarized below.

The Stockholders have irrevocably appointed Parent as proxy for the Stockholder to vote all Shares as to which the Stockholders have voting power and in Stockholders’ name, place and stead, at any annual, special or other meeting or action of the shareholders of Epolin, Inc., as applicable, or at any adjournment thereof, whether before or after the time we first accept any Shares for payment pursuant to the Offer, solely for the adoption of the Merger Agreement and the approval of the Merger.

In addition, each Stockholder has agreed to tender all Shares held by the Stockholders to us in the Offer not later than ten business days following the commencement of the Offer, provided that the Stockholders may withdraw any Shares tendered pursuant to the Tender and Voting Agreement at any time following the termination or expiration of the Offer without Purchaser purchasing all Shares tendered pursuant to the Offer in accordance with its terms.  However, the Stockholders are not required, for purposes of the Tender and Voting Agreement, to tender any Shares if that tender would cause any Stockholder to incur liability under Section 16(b) of the Exchange Act.

During the term of the Tender and Voting Agreement, except as otherwise provided therein, the Stockholders agree not to:

•
Directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any Shares held by the Stockholders, or agree to do any of the foregoing; or

•	Take any action which would have the effect of preventing or disabling the Stockholders from performing their obligations under the Tender and Voting Agreement.

The Tender and Voting Agreement, and all rights and obligations of us, Parent and the Stockholders will terminate on the earlier of: (i) Effective Time, (ii) the End Date, (iii) the date of any modification, waiver, change or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Stockholder, and (iv) the termination of the Merger Agreement pursuant to the termination provisions thereof.

Confidentiality Agreements

Polymathes Holdings I LLC, through its affiliate Polymathes Capital LLC, and Epolin, Inc. entered into a non-disclosure agreement with Epolin, Inc. (the “NDA”).  Pursuant to the NDA, the parties agreed, subject to certain exceptions, to keep confidential certain non-public information provided by Epolin, Inc. for the purposes of evaluating a possible transaction between Parent and Epolin, Inc.

Plans for Epolin, Inc.

After we purchase the Shares pursuant to the Offer, Parent may appoint its representatives to Epolin, Inc.’s board of directors in proportion to its ownership of the outstanding Shares, as described above under “Board of Directors.”  Following completion of the Offer and the Merger, Parent intends to operate Epolin, Inc. as a direct subsidiary of Parent under the direction of Parent’s management.

Parent intends to continue to review Epolin, Inc.’s business, operations, capitalization and management.  Accordingly, Parent reserves the right to change their plans and intentions at any time, as they deem appropriate.

Extraordinary Corporate Transactions

Except as indicated in this Offer to Purchase, Parent has no present plans or proposals which relate to or would result in (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Epolin, Inc. or its subsidiary, (2) any purchase, sale or transfer of a material amount of assets of Epolin, Inc. or its subsidiary, (3) any material change in the present dividend policy, or indebtedness or capitalization of Epolin Inc., (4) any change to Epolin, Inc.’s present management, (5) any other material changes in Epolin, Inc.’s corporate structure or business, (6) any class of equity securities of Epolin, Inc. being de-listed from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association or (7) any class of equity securities of Epolin, Inc. becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Appraisal Rights

Holders of the Shares do not have appraisal rights as a result of the Offer.  However, if the Merger is consummated, holders of the Shares (that did not tender their Shares in the Offer) at the Effective Time will have certain rights pursuant to the provisions of Section 14A:11-2 of the New Jersey Business Corporation Act (the “NJBCA”) (the “Appraisal Provisions”) to dissent and demand appraisal of their Shares.  Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their Shares.  If a stockholder and the surviving corporation in the Merger do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with any interest as determined by the court.  Any such judicial determination of the fair value of such Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of such Shares.  The value so determined could be more or less than the price per Share to be paid in the Merger.

The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions.  A complete text of Section 14A:11-2 of the NJBCA is set forth as Annex II hereto.  Failure to follow the steps required by the Appraisal Provisions for perfecting appraisal rights may result in the loss of such rights.

Going-Private Transaction

Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions.  We and Parent do not believe that Rule 13e-3 will be applicable to the Merger because it is anticipated that the Merger will be consummated within one year after the completion of the Offer and in the Merger, stockholders will receive the same price per Share as paid in the Offer.  If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

13.	Dividends

The Merger Agreement provides that from the date of the Merger Agreement, until the earliest to occur of the termination of the Merger Agreement or the time we first accept any Shares for payment pursuant to the Offer, without the prior written consent of Parent, Epolin, Inc. may not declare, set aside for payment or pay any dividend or other distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, except for dividends or distributions declared, set aside for payment or paid by  the subsidiary of Epolin, Inc. to Epolin, Inc.

14.	Certain Conditions to the Offer

The Merger Agreement provides that we will not be required to, and Parent will not be required to cause us to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any validly tendered Shares and may delay the acceptance for payment of, purchase or, subject to the restriction referred to above, the payment for, any validly tendered Shares if, (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the Minimum Condition is not satisfied; or (ii) any of the following events occur and are continuing immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement):

(a)	the minimum Adjusted Cash (as defined in the Merger Agreement) of Epolin, Inc. is less than $550,000;

(b)	the minimum Adjusted Net Working Capital (as defined in the Merger Agreement) of Epolin, Inc. is less than $1,325,000;

(c)	the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. have not been satisfied;

(d)
there is pending any suit, action or proceeding brought by any Governmental Entity (1) seeking to prohibit or impose any material limitations on Parent’s or Purchaser’s ownership or operation (or that of any of their respective subsidiaries) of all or any material portion of Epolin, Inc.’s or Epolin, Inc.’s subsidiaries’ businesses or assets, taken as a whole, (2) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (3) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (4) seeking to impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Epolin, Inc.’s stockholders, or (5) seeking to require divestiture by Parent or its subsidiaries of any Shares;

(e)
there is any law or order, injunction, judgment, decree or ruling enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a governmental entity, to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action has been taken by any governmental entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in subclauses (1) through (5) of clause (a) above;

(f)
any of the representations and warranties of Epolin, Inc. contained in the Merger Agreement are not true and accurate when made or at the consummation of the Offer, except (1) these representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only to be true and accurate as of such date or with respect to such period, (2) any representation or warranty of Epolin, Inc. pertaining to (A) Epolin, Inc.’s outstanding Shares of common stock, stock options, restricted stock or restricted stock units and capitalization (subject to de minimus exceptions involving discrepancies of no more than 20,000 shares in the aggregate of common stock or common stock issuable pursuant to stock options, restricted stock or restricted stock units), or (B) Epolin, Inc.’s valid authority to enter into the Material Agreement and to consummate the transactions contemplated thereby, which must be true an accurate in all respects, and (3) for any representation or warranty of Epolin, Inc. (other than any representation or warranty referred to in clause 2 above), where failure to be so true and accurate, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein);

(g)	Epolin, Inc. has breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under the Merger Agreement;

(h)	since the date of the Merger Agreement, a Company Material Adverse Effect has occurred and is continuing;

(i)
we or Parent fail to receive a certificate executed by Epolin, Inc.’s Chief Executive Officer or President on behalf of Epolin, Inc., dated as of the then-scheduled expiration of the Offer, to the effect that the conditions set forth in clauses (c), (d) and (e) above have not occurred; or

(j)	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in our sole discretion (except the Minimum Condition may not be waived), in each case, subject to the terms of the Merger Agreement and applicable laws.

15.	Certain Legal Matters

Except as described in this Section 15, based on a review of publicly available filings made by Epolin, Inc. with the SEC and other publicly available information concerning Epolin, Inc. and information supplied by Epolin, Inc., none of Parent, Purchaser, or Epolin, Inc. is aware of any license or regulatory permit that appears to be material to the business of Epolin, Inc. and its subsidiary, taken as a whole, that might be adversely affected by our acquisition of the Shares (and the indirect acquisition of the stock of Epolin, Inc’s subsidiary) as contemplated herein or of any approval or other action by an governmental entity that would be required for the acquisition or ownership of the Shares by us as contemplated herein.  Should any approval or other action be required we and Parent currently contemplate that such approval or other action will be sought.  If certain types of adverse actions are taken with respect to the matters discussed below, we could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered.  See Section 14 “Certain Conditions of the Offer” of this Offer to Purchase for a description of certain conditions to the Offer.

Epolin Inc is incorporated under the laws of New Jersey.  Section 14A:10A-4  of the NJBCA, in general, prohibits a New Jersey corporation such as Epolin, Inc. from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with an “Interested Stockholder” (defined generally as a person that is beneficial owner of 10% or more of a corporation’s outstanding voting stock) for a period of five years following the time that such person became an Interested Stockholder unless that Business Combination is approved by the board of directors of that corporation prior to that Interested Stockholder’s stock acquisition date.

Based on information supplied by Epolin, Inc. and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the board of directors of Epolin, Inc., we do not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger.  Except as described herein, neither we nor Parent has currently attempted to comply with any state takeover statute or regulation.  We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right.  If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger.  In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer.  See Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

16.	Fees and Expenses

Parent and Purchaser have retained Securities Transfer Corporation to serve as the Depositary in connection with the Offer.  The Depositary will receive reasonable and customary compensation for its services and be reimbursed for certain reasonable out-of-pocket expenses.  Parent will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

Neither we nor Parent will pay any other fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer.  Brokers, dealers, banks, trust companies and other members will be reimbursed by us upon request for customary mailing and handling expenses incurred by them in forwarding to material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law.

Neither we nor Parent has authorized any person to give any information or to make any representation on behalf of Parent or us not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We and Parent have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto.  In addition, Epolin Inc. will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information.  Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 and 9 of this Offer to Purchase.

May 8, 2012	Polymathes Acquisition I Inc.

Annex I

Directors and Executive Officers of Parent and Purchaser

The names of the directors and executive officers (or functional equivalents) of Parent and Purchaser and their present principal occupations or employment and material employment history during the past five years are set forth below.  Unless otherwise indicated, (i) the principal place of business for each director of Polymathes Acquisition I Inc. is 20 Nassau Street, Suite M, Princeton New Jersey, and the business telephone for each such director or officer is (609) 945-1690, (ii) the principal place of business for each member of Polymathes Holdings I LLC is 20 Nassau Street, Suite M, Princeton New Jersey.  Unless otherwise indicated, each director, executive officer and member is a citizen of the United States.

Polymathes Holdings I LLC

Managing Member

William J. Golden – Mr. Golden serves as the managing member of Polymathes Holdings I LLC.  He has also served as a member of Polymathes Capital LLC, a manager of investment partnerships since 2009.  Mr. Golden is admitted to practice law in New Jersey and New York.  Prior to joining Polymathes Capital LLC, Mr. Golden practiced law at Cadwalader, Wickersham & Taft in New York between 2005 and 2008.  Mr. Golden is a graduate of Princeton University, the London School of Economics and Political Science and the Fordham University School of Law.

Polymathes Acquisition I Inc.

Directors

John Wachter – Mr. Wachter serves as Chief Executive Officer and Chief Operating Officer of Polymathes Acquisition I Inc., a wholly-owned subsidiary of Polymathes Holdings I LLC.  He has also served as a member of Polymathes Capital LLC, a manager of investment partnerships since 2009.

William Walsh – Mr. Walsh has a been a partner of McGuggan LLC, an investment firm based in Morristown, NJ, since 1998.  Mr. Walsh has over 25 years of private equity investing and investment banking/financial advisory services experience.  Mr. Walsh is a graduate of the University of Richmond.

William J. Golden – see above.

Annex II

Section 14A:11-2 of the New Jersey Business Corporation Act

14A:11-2. Notice of dissent; demand for payment; endorsement of certificates

(1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

(2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

(3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

(4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

(5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

(6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

(7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.